Exhibit 10.4

Non-Employee Director Compensation

Effective July 1, 2004

Annual Retainer:	$20,000

Meeting Fees:	Meeting fees are subject to a $50,000 per year maximum

Attended in person	$7,500 per meeting

Participated telephonically	$1,500 per meeting

Initial Stock Award:

Each non-employee director is granted an award of 10,000 shares of Chesapeake Energy Corporation common stock upon appointment to the Board of Directors, pursuant to the 2003 Stock Award Plan for Non-Employee Directors.

Stock Options:

Each non-employee director is granted an option to purchase 12,500 shares of Chesapeake Energy Corporation common stock on the first business day of each calendar quarter starting with the calendar quarter commencing on July 1, 2004, pursuant to the 2002 Non-Employee Director Stock Option Plan. Stock options will expire ten years after the date of grant, be immediately exercisable upon grant and will be granted with an exercise price equal to the fair market value of the common stock on the date of grant. On October 1, 2004, the shares available for grant under the 2002 Non-Employee Director Stock Option Plan were depleted and the remaining stock options issued to satisfy the October 1, 2004 grant, the January 3, 2005 grant and the April 1, 2005 grant were (or will be) issued subject to shareholder approval at Chesapeake’s 2005 annual meeting of shareholders.

Deferred Compensation Plan:	All non-employee directors may elect to defer all or a portion of their cash compensation.